CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Schwab Investments of our reports dated October 17, 2019, relating to the financial statements and financial highlights, which appear in Schwab Treasury Inflation Protected Securities Index Fund, Schwab U.S. Aggregate Bond Index Fund, Schwab Short-Term Bond Index Fund, Schwab Tax-Free Bond Fund and Schwab California Tax-Free Bond Fund’s Annual Reports on Form N-CSR for the year ended August 31, 2019. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

San Francisco, California

February 17, 2021